                                                                 EXHIBIT (A)(10)

                                 PRESS RELEASE

[GIANT INDUSTRIES, INC. LOGO]                           [GIANT LISTED NYSE LOGO]
NEWS
RELEASE                             Contact: Mark Cox, V.P., Treasurer, &
                                             Financial Officer
                                             Monte N. Swetnam, Executive V.P.
                                             Administration and Corporate
                                             Affairs
                                             (480)585-8888

FOR IMMEDIATE RELEASE

DECEMBER 21, 1999

                     GIANT INDUSTRIES, INC. ANNOUNCES PLAN
                       TO PURCHASE UP TO 1,333,333 SHARES

     SCOTTSDALE, AZ (DECEMBER 21, 1999) -- Giant Industries, Inc. [NYSE: GI] today announced that it will commence a tender offer to purchase for cash up to 1,333,333 shares at a price of $9.00 per share. This represents approximately 12.9% of the Company's currently outstanding common stock. The offer will commence today, Tuesday, December 21, 1999, and is set to expire at 5:00 p.m. Eastern time on Friday, February 4, 2000.

     On December 20, 1999, the last trading day prior to the Offer, the price per share for the last trade of the common stock on the New York Stock Exchange was $7.00. The terms of the tender offer are described more fully in the Offer to Purchase, Letter of Transmittal and related documents. The documents are being mailed to the Company's shareholders in the next few days.

     Shareholders may obtain additional information about the Tender by contacting the Information Agent, Corporate Investor Communications, Inc., at
(877) 393-4959.

     Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates two New Mexico crude oil refineries, a 260 mile crude oil gathering pipeline system based in Farmington which services the refineries, finished products distribution terminals in Albuquerque, NM and Flagstaff, AZ, a fleet of 150 crude oil and finished product truck transports, a Travel Center on I-40 east of Gallup, and a chain of 168 retail service stations/convenience stores in New Mexico, Colorado, Utah, and Arizona. Giant is also the parent company of Phoenix based Phoenix Fuel Co., Inc., Arizona's largest independent petroleum products distributor.